EXHIBIT 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)
Pfizer Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)
Equity	Common Stock, $0.05 par value per share	Other	320,000,000	$26.375	$8,440,000,000	0.00013810	$1,165,564
Total Offering Amounts					$8,440,000,000		$1,165,564
Total Fee Offsets							—
Net Fee Due							$1,165,564

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover shares of common stock, par value $0.05 per share (the “Common Stock”), of Pfizer Inc. (the “Registrant”) that may become issuable under the Pfizer Inc. 2019 Stock Plan, as amended April 2026 by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(h) and (c) under the Securities Act. The maximum offering price per share is based on the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on April 29, 2026.
(3)	The Registrant does not have any fee offsets.